Dated this 1st day of January, 2023

CLARINS LIMITED
(嬌韻詩有限公司)

and

ABLEVIEW BRANDS LIMITED
(香港景通企業有限公司)

Distribution Agreement
for e-Commerce Sales

Stevenson, Wong & Co.
4/F & 5/F, Central Tower,
No. 28 Queen's Road Central,
Hong Kong.

Our Ref: AHF/78796/17(COM)

INDEX

A N A G R E E M E N T made the __1st__ day of __January__ 2023 between CLARINS LIMITED (嬌韻詩有限公司), a company incorporated in Hong Kong SAR and having its registered office at [redacted] ("the Company") of the first part and ABLE VIEW BRANDS LIMITED (景通企業有限公司), a company incorporated in Hong Kong SAR and having its registered office situated at [redacted] ("the Distributor") of the other part.

WHEREAS: -

RECITALS

(1) The Company carries on business as the Hong Kong centre of the worldwide Clarins Group of Companies in the field of cosmetics and wellness centres both in its own name and utilizing the names of associated similar products and has extensive experience in the Products as defined in this Agreement and wishes to engage the services of the Distributor to assist the Company in putting into operation the electronic marketing of the Products in China.

(2) The Distributor has experience in the operation of e-commerce business activity whether through its own website or through intermediary services and websites of other e-commerce outreach providers and is in a position to assist the Company to achieve and maintain state of the art levels of development and achievement in the outreach of and sale of the Products through e-channels in China.

(3) The Distributor has agreed with the Company to put all such services of the Distributor at the disposal of the Company on the basis of the appointment of the Distributor as a non-exclusive Distributor of the Products through e-commerce in the Territory upon the terms and conditions hereinafter appearing.

NOW, it is hereby agreed as follows:

1. The parties hereto agree that Recitals (1) to (3) above are correct and accurate in all respects.

2. Definitions

2.1 Definitions. As used in this Agreement and in the above recitals, the following words and expressions shall have the following meanings:

(a) "**Activity**" shall mean the sale of the products by the Distributor on the internet in the Territory on and through in e-commerce platform.

(b) "**Agreement**" shall mean this e-marketing and distribution agreement between Company and Distributor.

(c) **"Change of Control"** means any form of change in the control of the directors or voting power of the Distributor.

(d) "**Commencement Period**" shall have the meaning set forth in **Clause 6.8**.

(e) "**Confidential Information**" means trade secrets, Know-How and other confidential information (including, without limitation, technical and business information, patent information, structures, models, techniques, formula, processes, compositions, compounds, apparatus, specifications, samples, inventions and ideas) of Company, whether or not marked as proprietary or confidential, disclosed to the Distributor or obtained through observation or examination of Company's information or developments, or which, although not related to such subject matter, is nevertheless disclosed as a result of the Parties' discussions. Confidential Information may be disclosed orally, visually or in tangible form (whether by document, electronic media, or other form).

(f) "**Customer**" shall mean any company, or other person or entity in the Territory that is legally entitled to purchase the Products wholesale for onward retail sale or for retail sale only or for end user self-use.

(g) **"e-Commerce Platform"** shall mean the e-commerce platform established and operated by the Distributor in the Territory for the non-exclusive trading by the Distributor of the Products through e-Commerce channels in the Territory.

(h) "**Damages**" shall have the meaning set forth in **Clause 9.2**.

(i) "**Effective Date**" shall mean the 1st of January 2023.

(j) "**Force Majeure**" shall mean any occurrence or cause beyond the reasonable control of a party, including without limitation, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot, acts of terrorism or war (declared or undeclared).

(k) "**Good General Distribution Practice**" shall mean that practice of processing purchasing, storing and shipping the Products, and promoting, selling, billing to and collecting from Customers for a Product in accordance with international normal and customary commercial practice.

(l) "**Good China Distributor Practice**" shall mean compliance by the Distributor and all sub-distributors with all applicable regulations in the Territory related to the methods to be used in, or the facilities and controls to be used for, holding and e-distributing the Products in the Activity.

(m) **"Intellectual Property"** shall mean any patents, trademarks, service marks, trade names, design rights, copyright, domain names, software and database rights, rights

in Know-How, new inventions, designs or processes, Technical Information and other intellectual property rights of whatever nature and wheresoever arising, whether now known or hereafter created and in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world which subsists in the Products whether or not capable of protection in the Territory by means of domestic legislation or otherwise in and of the Territory and in respect of which any related and incidental rights, interests and benefits subsist therein.

(n) **"Inventory"** shall mean the physical availability of the Products to be maintained by the Distributor as required by Clause 4.5 of this Agreement.

(o) **"Know-How"** shall mean information, data, know-how or experience whether patentable or not including but not limited to all design, operating instructions, machinery designs, products specifications, blueprints and any other technical and commercial information relating thereto developed by the Company and introduced to the Distributor to and made available for use and application pursuant to this Agreement in relation to the Products.

(p) "**Marks**" shall mean Company's name, and any trade names, service names and any other names in which a proprietary interest is asserted by Company, or for which application has been made or may be made during the term of this Agreement, to the competent authority for recognition as a registered trademark or service mark of Company, including without limitation the unregistered or registered trade names or service names listed on **Exhibit A** and used in connection with the Products.

(q) "**Minimum Sales Requirement**" or "**MSR**" shall have the meaning set forth in **Clause 6.8**.

(r) "**Products Storage Location**" shall mean the location in Hong Kong SAR of a facility owned or operated or controlled by the Distributor or a warehousing company designated by Distributor and approved by Company for the storage of the Products as set forth in **Exhibit C** hereto.

(s) **Products**" shall mean the products listed on **Exhibit A** hereto under the brand name of Clarins (**嬌韻詩**) and my Clarins.

(t) "**Quarterly Report**" shall have the meaning set forth in **Clause 4.4.2**.

(u) "**Regulatory Approvals**" shall mean the approval of every Regulatory Authority required for the due and lawful promotion, marketing, distribution and/or sale of the Products in any part of the Territory, including any Product registration or license for or in respect of e-commerce marketing in the course of the Activity, and any supplement, amendment or variation thereto, any pricing and reimbursement

approvals required prior to the commencement of commercial sales of the Products in the Territory, and any export and import approvals for the Products.

(v) "**Regulatory Authority**" shall mean any authority or agency responsible for regulating the importation, distribution, commercialization or sale of, or pricing or reimbursement for, the Products in the Territory or any part or national division thereof.

(w) "**Resale Price**" shall mean the price (exclusive of value added taxes or any other tax or duty) established by Distributor under prior written approval of the Company for the sale of the Products in the Territory from time to time during the term of this Agreement, as imposed or modified by any law, rule, regulation, scheme, or pursuant to any voluntary agreement with any Regulatory Authorities.

(x) "**Term**" shall have the meaning set forth in **Clause 3.5**.

(y) "**Territory**" shall mean the Peoples Republic of China.

(z) "**Third Party**" shall mean any person or entity other than Company, Company's Affiliates, Distributor or Distributor's Affiliates.

3. Appointment, Term and Renewal

3.1 Appointment. Company hereby appoints Distributor, and Distributor hereby accepts the appointment, to act on a non-exclusive basis pursuant to the terms and conditions of this Agreement as exclusive authorized Distributor in the Territory for the purchase by the Distributor of the Products from the Company and for their electronic sale of the Products in the Territory in the course of the Activity. Distributor shall only purchase the Products from Company.

3.2 Sub-Distributors. Distributor may appoint any sub-distributor or agent to resell or redistribute the Products and will cause said sub-distributors or agents to comply fully with the obligations imposed for the non-exclusive rights of the Distributor as restricted to e-commerce channels only as limited in the Activity pursuant to this Agreement.

3.3 Co-Promotion Rights. Within the Territory, Company shall have the right to co-promote the Products. The Distributor acknowledges and agrees that overall promotional, marketing and sales strategy in the Territory shall be the entitlement of the Company, and that Distributor will follow sales management and Customer service guidelines reasonably established by the Company that are intended to facilitate a consistent approach to promoting the Products and furnishing Customer support.

3.4 In the event the Distributor identifies potential additional business for the Company within the Territory, the Distributor shall notify the Company and request a separate agreement that is project specific. It is not the intention to amend this Agreement for potential future business.

3.5 Term. The initial term of this Agreement shall commence on the Effective Date and shall continue until the 31st December 2023 after the Effective Date, unless renewed pursuant to **Clause 3.6** or terminated pursuant to **Clause 11**.

3.6 Renewal. The initial term of this Agreement and any renewal term thereof may be extended at the end of the initial term or any renewal term (unless terminated at an earlier date by either party pursuant to **Clause 11**) by mutual agreement of Company and Distributor by written amendment to this Agreement under **Clause 14** prior to the expiration of the initial Term or any renewal term thereafter.

4. Supply And Marketing Rights And Obligations Of Distributor

4.1 Performance Standards and Sales Activities. Distributor shall store, maintain and handle the Products in accordance with Good Distribution Practice, the requirements of the Regulatory Authority, the requirements set forth in **Exhibit B** hereto and the reasonable instructions of Company as such may be amended from time to time. Distributor shall consistently use its best efforts to promote, maintain and extend the sale of the Products exclusively through e-Commerce channels in the Territory in a vigorous and diligent manner that will reflect favorably on Company's name, the Marks and the quality of the Products. Distributor will neither make any representations, nor give any warranty or guarantee to any Third Party in relation to the Products other than those agreed beforehand in writing with Company. At all times, Distributor shall conduct its business in an ethical and business-like manner and in such a way as to uphold the good name and reputation of Company and the Products. Distributor shall seek to develop new Customers and to expand sales in the Territory and shall make every effort to achieve optimum market penetration of the Products to Customers inside the Territory. Distributor shall, at its own expense, ensure that all regulations and requirements relating to the import, distribution, resale and commercialization of Products in the Territory are complied with, and, in all dealings in relation to the Products, Distributor shall indicate that it is a distributor acting on its own account and not as agent of Company.

4.2 Inventory Maintenance. At all times, Distributor shall maintain Inventory of the Products in quantities reasonably established by the Distributor with the agreement of the Company that is sufficient to meet the anticipated demands of Customers (which Company customarily establishes as an amount necessary to satisfy normal Customer demands for three (3) months in advance). Distributor shall maintain the Products at the Products Storage Location in accordance with **Clause 6.5** of this Agreement.

4.3 Records and Audit. Distributor shall maintain complete and accurate records of all movements, transactions and potential problems involving the Products by unit, by batch number and by Customer so that all such movements, transactions and potential problems can be traced quickly and effectively. Upon request, Distributor shall provide copies of such records to Company, and Company shall be entitled to audit Distributor's accounts upon request. In addition, the Company provide Distributor, or representatives of Distributor, with access to the Products Storage Location and other facilities used by

Distributor in performing its duties under this Agreement during normal business hours and upon reasonable advance notice for the purpose of inspecting such facilities for compliance with the terms of this Agreement.

4.4 Reports.

4.4.1 Annual Plan/Forecast. On the Effective Date and not later than December 31, 2023, and in any renewal of the Term not later than the anniversary date in each such year during the Term if renewed pursuant to Clause 3.6, Distributor shall submit to Company a business and marketing plan for the Activity for the following calendar year (the "**Annual Plan**"). The initial Annual Plan shall be due on the Effective Date and shall cover the period beginning on the Effective Date and ending on December 31, 2023. Each Annual Plan shall be in a form reasonably required by Company, and shall include not less than: (i) a description of marketing, promotional and Customer service programs anticipated for the following year; (ii) a description of training and regulatory activities expected for the following year; (iii) a one year forecast of purchases of the Products from Company and sales of Products by Distributor to Customers broken down by Product and calendar quarter; and (iv) such other information concerning the market, the status of Customers, the business of Distributor or such other matters related to the Products as Company may reasonably request. The Annual Plan shall not be final and accepted until mutually agreed upon by Distributor and Company.

4.4.2 Quarterly Report. Not later than [April 30, July 31 and October 31] 2023 of the Term and not later than the four calendar quarter dates in each year of any extension of the Term, Distributor shall submit to Company a report for the preceding calendar quarter immediately preceding the date of the report, or such shorter period if the reporting period begins on the Effective Date (the "**Quarterly Report**"). The Quarterly Report shall be in a form reasonably required by Company and shall include: the unit volume, purchase prices and total cost of Product purchases from Company, and unit volumes, Resale Prices and total revenues of Product sales to Third Parties during the preceding calendar quarter. Within ninety (90) days after the expiration or earlier termination of this Agreement, Distributor shall deliver to Company a final Report covering the period ending on the expiration or termination date, as applicable.

4.5 Marketing.

(a) Distributor agrees that it shall promote the Products in accordance with marketing and sales strategies developed by Distributor in consultation with Company. Distributor shall perform market assessments and analyses and shall provide such other technical and marketing data and support as Company may reasonably request. Distributor, at its own expense, shall participate at all significant symposia, conventions and sales meetings in the Territory related to the Products, and shall exhibit the Products at trade shows and meetings in the Territory that are important to the promotion and sale of the Products.

(b) Distributor shall comply with any and all applicable laws, regulations and current approved Product labeling in the Territory that requires literature relating to the Products to be presented in a language other than English and shall be responsible for all costs associated with the translation of such literature. Other than a language translation, Distributor shall not make any substantive changes or provide any additional information to any Product-related materials provided by Company pursuant to **Clause 5.2**, including without limitation Product catalogs and promotional brochures as described in **Clause 5.2**, without the prior written consent of Company. Distributor shall submit copies of all translated materials (certified as to the accuracy and completeness thereof) at least twenty (20) days prior to their first use by the Distributor in the Territory. If Company informs Distributor that it intends to review and approve translated materials, Distributor shall not use them unless and until approved by the Company in writing. Company retains, and Distributor shall assign to Company to the extent necessary, any and all copyrights on all such materials.

4.6 Training. The Company shall provide training to the agents and employees of the Distributor with respect to Good Distribution Practice, and the Products and Company's policies and procedures regarding sale, distribution and use of the Products and the Marks. Company and Distributor shall jointly develop training methods and programs to enhance the knowledge of Distributor's agents and employees. If requested by the Distributor, agents and employees of the Company, at the Company's expense, shall participate in training programs arranged by Distributor within the Territory at locations and times to be mutually agreed upon by Company and Distributor. Distributor shall keep written records certifying completion of training required by Company pursuant to this **Clause 4.6**. Company shall have the ability to inspect such records by providing Distributor with reasonable notice of such inspection. Distributor shall cooperate with Company's reasonable requests related to such inspection.

5. Rights And Obligations Of Company.

5.1 Product Supply and Compliance. Company shall use commercially reasonable efforts to supply Distributor with all of Distributor's commercial requirements for the Products in the Territory. All Products supplied by Company to Distributor shall conform to the descriptions set forth in **Exhibit A** on the date of shipment by Company.

5.2 Advertising and Promotional Materials. Product labeling, packaging and inserts, shall be directed by the Company to the Distributor which shall respond to and follow the Company's design concepts and advice in all respects. Company shall provide Distributor with reasonable amounts of product catalogs, descriptive materials and promotional brochures in the English language describing the Products. All translated materials shall be submitted to the Company at least ten (10) business days prior to their use and shall not be used until approved by the Company. The Company may, at its option and expense, produce such local language marketing and promotional materials. The Distributor shall

ensure that any Product labeling, packaging, inserts and other descriptive materials related to Product comply with all laws and regulations in the Territory.

5.3 Company Sales. Subject always to the prior consultation with and the written consent of the Distributor, Company shall maintain its own fully established both e-commerce and real time distribution channels and activities in the Territory and shall be entitled directly to solicit sales of the Products in the Territory.

5.4 Products Warranty. Company will manufacture the Products in accordance with the specifications and requirements contained in applicable good manufacturing requirements and as may be included in any Regulatory Approvals. Company warrants to Distributor that all of the Products shipped under the Agreement at the time of shipment, and for the shelf life of the Products when stored and handled in accordance with labeled conditions, the requirements set forth in **Exhibit B** hereto and Company's other written instructions: shall be free from material defects in design, materials and workmanship at the time of shipment to Distributor.

6. Orders, Prices, Shipment and Terms Of Payment.

6.1 Orders. Distributor shall order Products from Company by submitting a written purchase order identifying the Products ordered, the quantity sought, the requested delivery date(s), relevant export/import/shipping information, and such other information as may be necessary to enable Company to fulfill the order. The written order shall be on a form furnished by the Company and shall be signed by an authorized representative of Distributor. All orders for Products are subject to acceptance by Company in its sole discretion. If there is a discrepancy between the terms of an order accepted by Company and the terms of this Agreement, the terms of this Agreement shall govern.

6.2 Prices.

(a) The prices for all orders accepted by the Company shall be the prices listed on **Exhibit A**. The Company may modify the prices for the Products by providing Distributor with written notice of such change pursuant to **Clause 6.2(b)**. All Products shall be shipped to the Products Storage Location or such other shipping location in Hong Kong SAR as designated in writing by Distributor and approved by Company.

(b) Company may, in its sole discretion elect at any time to change the price of any Product based on such factors as market conditions, the reimbursement environment or material changes to Product cost.

(c) Distributor shall be free to establish its own Resale Price, subject to review and approval by Company, for the resale of each of the Products purchased from Company. Upon request, Distributor shall provide Company with pricing information, including without limitation the average Resale Price for the Products sold in the Territory during the preceding three (3) months and six (6) months to all

Customers, broken down by type of Customer. In addition, Distributor shall promptly notify Company following any significant change in its pricing policy.

6.3 Shipment Packing and Delivery. In connection with an accepted purchase order, all Products ordered by Distributor and accepted by Company shall be packed for shipment and storage in accordance with Company's standard commercial shipping practices. Each order shall be addressed for shipment to the Products Storage Location in the order in accordance with **Clause 6.2(a)**.

6.4 Inspection of Shipment. Within ten (10) days after receipt of each shipment in the Product Storage Location, Distributor shall immediately inspect the shipment for obvious damage to or violation of the shipping container.

6.5 Storage. Distributor shall store the Products at the Products Storage Location and shall not store the Products at any other location without the prior written consent of Company. The Distributor shall not manufacture, mix, process, combine or incorporate any of the Products alone or into any other substance, instrument or equipment. The Distributor shall be responsible for Inventory control of the Products, subject to the Company's determination and instructions regarding the shelf life of the Products. The Distributor shall segregate the Products from any other item stored by it and shall not commingle the Products with any other item in its custody or control.

6.6 Title, Risk of Loss and Insurance. With respect to any order, title to the Products, and the risk of loss, theft, destruction or damage to the Products, shall pass from Company to Distributor upon delivery of the Products to the Products Storage Location. Distributor shall, at its cost, insure the Products during the period that it holds title to the Products for their replacement value (i.e., market value) against fire, theft, loss or destruction, and such other risks as are customarily insured against by prudent persons in a similar line of business, with an insurance carrier approved by Company. Company shall be named as a loss payee under such policies. At Company's request, Distributor shall furnish to Company certificates of insurance evidencing the types and amounts of coverage.

6.7 Terms of Payment. Company shall deliver to Distributor on or about the date on which any shipment is made an invoice in Hong Kong Dollars for Products shipped to Distributor . As specified on the invoice, payment of the invoice shall be in advance of shipment to the Distributor and remitted by wire transfer to such bank account as Company may from time to time designate.

6.8 Minimum Sales Requirement.

During the period commencing on the Effective Date and ending on December 31, 2023 (the "**Commencement Period**"), the parties have agreed that Distributor shall consummate sales of all of the Products in excess of the minimum volume set forth in **Exhibit C** (the "**Minimum Sales Requirement**" or "**MSR**"). No later than December 31 of the Commencement Period and October 31 of each subsequent calendar year should this Agreement be renewed pursuant to Clause 3.6 of this Agreement, the parties shall agree in

writing to a MSR for the next subsequent calendar year; provided, however, that the MSR for each Product shall not be less than the greater of (i) seventy percent (70 %) of Distributor's forecast for each Product contained in the Annual Plan for such calendar year; or (ii) one hundred percent (100%) of the actual sales of each Product achieved during the calendar year immediately preceding the calendar year for which the MSR is being established. In the event that Distributor fails to achieve the MSR for any Product during any applicable calendar year, and such failure has not been excused in accordance with this **Clause 6.9**, then upon Company's notice to Distributor, Company may terminate this Agreement under **Clause 11** and invoke any other remedy available to it under the Agreement or under applicable laws and regulations.

7. Regulatory Matters.

7.1 Distribution Approvals. Distributor shall be responsible for seeking, obtaining and maintaining: (a) all licenses, registrations and permits required to be obtained by Distributor to enable Distributor to act as distributor in and importer of the Products into the Territory pursuant to this Agreement.

7.2 Records. Unless otherwise stated in this **Clause** 7, Distributor shall create and maintain records of all duties performed under this **Clause 7** and shall retain such records for the duration of this Agreement and such longer period thereafter as may be required by applicable laws or regulations.

8. Intellectual Property.

8.1 Ownership of Intellectual Property in the Products. Distributor acknowledges Company's sole ownership of all Intellectual Property rights relating to the Products. Distributor shall neither assert any claims to such Intellectual Property nor contest Company's exclusive rights thereto.

8.2 Trademarks, Service marks and Tradenames. Use of the Marks (whether owned by Company or licensed to Company) shall, as between the Parties, remain the exclusive property of, and shall inure to the exclusive benefit of, Company. In performing its obligations pursuant to this Agreement, Distributor shall have the non-exclusive right to use the Marks in the Territory in connection with promotional and sales activities in the form in which they are displayed on the labels, packaging and advertising for the Products as provided by Company, or as approved in writing in advance by Company. This Agreement shall not constitute a license to use the Marks for any other purpose, and upon expiration or termination of this Agreement for whatever reason, use by Distributor of the Marks shall immediately cease except as explicitly provided in **Clauses 11** and **12**. Distributor shall not alter the Marks without the prior written consent of Company.

9. Representations, Limitation of Liability and Indemnification.

9.1 Distributor Representations.

Distributor acknowledges that distribution and handling of the Products requires a high degree of specialization, expertise, trained personnel, and dedication to Customer needs. By accepting this appointment, Distributor represents and warrants that it possesses the requisite specialization, expertise, personnel, and dedication to meet these special requirements to be a distributor of the Products. Distributor represents and agrees that it has and will maintain a sufficient and adequate sales force to fulfill its obligations hereunder at all times during the Term.

9.2 Indemnification.

Subject to Company's compliance with its obligations hereunder, Distributor agrees to defend, indemnify and hold harmless the Company and its officers, directors and employees from and against all Damages, insofar as the same are asserted against, imposed upon or incurred by Distributor, or its officers, directors and employees as a proximate result of: a breach by Company of the terms and conditions of this Agreement, or any misrepresentation or breach of the representation made by Company in this Agreement;

10. Confidential Information and Competition

10.1 Use and Care of Proprietary Information. The Distributor agrees to use Confidential Information received from or generated by the Company pursuant to this Agreement solely for the purposes of carrying out the distribution of the Products pursuant to the Activity under this Agreement and to use reasonable efforts, no less than the protection given its, his or her own confidential information, to maintain such information in confidence. The Distributor agrees to make Confidential Information available only to its employees, officers, directors who require access to it in the performance of this Agreement and to inform them of the confidential nature of such information and obtain their written agreement to be bound by the same obligations of confidentiality as the Distributor is bound pursuant to this Agreement.

(a) During the term of this Agreement and within 10 years after the termination or expiration of this Agreement for any reason whatsoever the Distributor shall: -

(i) keep the Confidential Information confidential.

(ii) not disclose the Confidential Information to any other person other than with the prior written consent of the Company or being compelled by law; and

(iii) not use the Confidential Information for any purpose other than the performance of its obligations in the Territory under this Agreement.

(b) Upon termination of this Agreement, Distributor shall immediately: -

(i) hand over to the Company all Confidential Information and trade secrets documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company, any magnetic discs on which information relating to the business is

stored and any other property of the Company which may be in its possession, custody, care or control and shall provide a signed statement that is has complied fully with the terms of this clause; and

(ii) irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control whether inside or outside the premises of the Distributor and shall produce such evidence of compliance with this sub-clause as the Distributor may require.

10.2 Covenant Not To Compete. During the Term and for two (2) years thereafter, the Distributor agrees for itself and on behalf of its directors, officers, employees and agents that it and they shall not directly or indirectly in or by means of any channel related to the Activity distribute, market or sell in the Territory products which are competitive with the Products.

11. Expiration, Termination and Force Majeure

11.1 Expiration. Unless renewed, this Agreement shall expire at the end of its Term in accordance with **Clause 3.5**.

11.2 The Company may terminate this Agreement by giving and serving on the Distributor one month's notice in writing at any time during the Term.

11.3 Termination for Breach. In the event of a breach of this Agreement by either party, the other party shall have the right to terminate this Agreement upon thirty (30) days advance written notice to the other party, unless such breach is cured by the breaching party before the end of such thirty (30) day period. Non-payment by Distributor of any amounts due under this Agreement and failure to satisfy any MSR shall constitute a "breach." In the event of a breach by Distributor, Company may suspend the shipment of one or more Products to Distributor without electing to terminate this Agreement. This right to suspend shipment is in addition to the right of termination (which right of termination may be exercised at any time after suspension) or any other remedy available to Company under this Agreement or applicable laws or regulations.

11.4 Termination for Other Causes. Company may terminate this Agreement or the rights and obligations related to any Product immediately upon written notice to Distributor if: (a) Distributor takes any action that may materially and adversely affect Company's business or goodwill; (b) the laws of the Territory governing this Agreement or the parties are revised to require payments by Company to Distributor, or to restrict or prohibit payments by Distributor to Company, in a manner not contemplated by this Agreement; (c) Company determines in its sole discretion that the manufacturing and other costs associated with a Product, or conditions and limitations imposed by any Regulatory Authority, cause the supply of a Product to not be commercially viable in the Territory; (d) a Change of Control of Distributor takes place or (e) Distributor becomes insolvent or becomes subject to any order for relief under any bankruptcy, liquidation, insolvency or similar law.

11.5 Force Majeure. Neither Company nor Distributor shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to a Force Majeure; provided, that (i) the Force Majeure does not result from the fault or negligence of the party relying upon its provision, and (ii) written notice of the Force Majeure is provided by the party relying on such provision within fifteen (15) days after the Force Majeure takes place. All obligations of Distributor and Company shall return to being in full force and effect upon the termination of the Force Majeure (including without limitation any payments which became due and payable under the Agreement prior to the termination of the Force Majeure). Distributor and Company shall use their respective reasonable efforts to prevent or mitigate the consequences of a Force Majeure. Notwithstanding the foregoing, if the Force Majeure event that is causing delay in Distributor's performance lasts for more then sixty (60) calendar days, Company may terminate this Agreement effective immediately.

12. Status of Parties, Assignment and Change of Control

12.1 Independent Status of the Parties. The Parties acknowledge and agree that each Party is an independent contractor and not an agent, employee, franchisee or partner of the other Party. Nothing in this Agreement shall constitute or be deemed to constitute either Party as the legal representative or agent of the other, nor shall either Party have any authority to incur, create or assume any liability or any other obligation, express or implied, in the name of or on behalf of the other Party. Each Party shall be responsible for all taxes and payments concerning such Party, its employees or its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the Parties.

12.2 Successors and Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of each of the Parties hereto (if any). No person who is not a Party shall have any rights hereunder as a third-party beneficiary or otherwise.

(b) This Agreement and any of the rights and obligations of the Company may be transferred or assigned or any of its rights and obligations under this Agreement, in whole or in part, without the consent of Distributor:

(i) to any affiliated company of the Company; or

(ii) to any third party with which it merges, or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates.

(c) The Distributor may not assign any of its rights obligations pursuant to this Agreement.

13. Governing Law and Dispute Resolution

13.1 Governing Law and Jurisdiction.

(a) This Agreement, which is in the English language, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the Hong Kong Special Administrative Region. This Agreement and the performance of the parties hereto, shall be construed and governed according to the laws of Hong Kong Special Administrative Region.

13.2 Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement should be given by the claiming party by written notice and be sent to the other parties pursuant to Clause 14.5, which shall be first resolved by negotiations between the Parties. If the Parties cannot reach an amicable agreement to resolve the dispute, controversy, or claim within 3 months from the date of negotiation, the dispute, controversy, or claim shall then be settled by arbitration administered by the Hong Kong International Arbitration Centre in accordance with its Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

13.3 Arbitration Procedure.

(a) The number of arbitrators shall be three, one of whom shall be appointed by the Party asserting a claim against the other Party, one of whom shall be appointed by the Party against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and failing which by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 15 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators after expiration of the said 15 days.

(b) The language of arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in Hong Kong.

(c) Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney's fees and disbursements.

(d) The arbitrators shall have no authority to award punitive damages, or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e) Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

14. Miscellaneous Provisions.

14.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken, and the remaining provisions shall remain in full force and effect.

14.2 Notices. All notices, demands and other communications from one Party to this Agreement to any other party under or in connection with this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered personally, upon delivery; (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three business days after being mailed; (c) if sent by overnight delivery by a recognized overnight delivery service for overnight delivery, upon the earlier of actual delivery or one business day after being sent; or (d) if given by facsimile, upon confirmation of transmission by facsimile (or, if such confirmation does not occur during normal business hours on a business day then on the next business day), in each case to the Parties at the following addresses or facsimile numbers or to such other address or facsimile numbers as each Party may designate for itself by like notice to the other Party:

if to Company: Clarins Limited
[redacted]

if to Distributor: ABLEVIEW BRANDS LIMITED
[redacted]

14.3 Entire Agreement. This Agreement, together with all Exhibits hereto, constitutes the entire understanding of the Parties relating to the subject matter thereof and supersede all prior and contemporaneous agreements and understandings among or between the Parties relating to the subject matter thereof.

14.4 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14.5 Amendments and Waivers. No terms or provisions of this Agreement shall be varied or modified by any prior, contemporaneous or subsequent statement, conduct or act of either of the Parties, whether oral or written, except that the Parties may amend this Agreement by written instrument specifically referring to this Agreement. No waiver of any right or remedy hereunder shall be effective unless in a writing signed by the Party to be bound, nor shall any waiver in one instance constitute a waiver of the same or any other right or remedy in any other instance.

14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be exchanged by facsimile if mutually agreed by the parties.

14.7 Approvals. Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party's sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

IN WITNESS WHEREOF, Company and Distributor have each caused this Agreement to be executed on the Date of Agreement by their duly authorized officers intending this Agreement to be effective as of the Effective Date.

SIGNED BY

For and on behalf of
CLARINS LTD.

....
Authorized Signature(s)

for and on behalf of
CLARINS LIMITED (嬌韻詩有限公司)
in the presence of: -

Patrick Kao
Clarins HK
Financial Controller

SIGNED BY

for and on behalf of ABLE VIEW BRANDS
LIMITED (景通企業有限公司)
in the presence of: -